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                             SUNAMERICA INCOME FUNDS

                     Amended and Restated Establishment and
                  Designation of Shares of Beneficial Interest

     The undersigned, being the Secretary of SunAmerica Income Funds (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, as of September 10, 2002, the following is the list of the six (6) separately designated series of the Trust's shares of beneficial interest, without par value, which have been duly authorized and established by the Board of Trustees of the Trust, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.9 of the Declaration of Trust, dated April 24, 1986 (hereinafter, as so amended, referred to as the "Declaration of Trust"), to have all the rights and preferences described in the Declaration of Trust:

          .    SunAmerica U.S. Government Securities Fund
          .    SunAmerica GNMA Fund
          .    SunAmerica Strategic Bond Fund
          .    SunAmerica High Yield Bond Fund
          .    SunAmerica Tax Exempt Insured Fund
          .    SunAmerica Core Bond Fund


                                             By: /s/ Peter E. Pisapia
                                                --------------------------------
                                                Name: Peter E. Pisapia
                                                Title: Vice President and
                                                       Assistant Secretary

Dated: September 10, 2002